Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Profiles
310-478-2700 x13
trossi@finprofiles.com
IGO REPORTS FOURTH QUARTER 2009 FINANCIAL RESULTS
SCOTTSDALE, Ariz., March 10, 2010 – iGo, Inc. (Nasdaq: IGOI), a leading provider of power management solutions, today reported financial results for the fourth quarter ended December 31, 2009. Net income attributable to iGo, Inc. was $90,000, or $0.00 per share, in the fourth quarter of 2009, compared with net income of $103,000, or $0.00 per share, in the same quarter of the prior year. Net income was positively impacted by a $234,000 income tax benefit recorded in the fourth quarter of 2009 relating to an application for a refund of federal alternative minimum taxes paid in 2005 and 2006 in connection with the Worker, Homeownership, and Business Assistance Act of 2009. Total revenue was $11.6 million in the fourth quarter of 2009, compared with revenue of $19.6 million in the fourth quarter of 2008.
According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), iGo must consolidate the operating results of Mission Technology Group, which acquired the Company’s expansion/docking business in 2007, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation. As a result of a recently issued accounting pronouncement, beginning with the first quarter of 2010, the Company has determined it will no longer be required to consolidate the operating results of Mission Technology Group.
Excluding revenues related to business lines acquired by Mission Technology Group, total revenues were $9.9 million in the fourth quarter of 2009, compared to $17.6 million in the same quarter of the prior year.
Excluding the operating results of the divested business, net loss was ($10,000), or ($0.00) per share, in the fourth quarter of 2009, compared to net income of $45,000, or $0.00 per share, in the fourth quarter of 2008. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of iGo, commented, “Our fourth quarter performance was in line with our expectations. Although total revenues were lower than the prior year, we have seen a substantial improvement in gross margin due to a shift from an OEM and private label distributor model to a direct sales to retailers model. Direct sales should prove increasingly beneficial as we continue to add new retail accounts and expand on our existing customer relationships in the future.”

iGo, Inc.

New Product Introductions
During the fourth quarter of 2009, iGo introduced three new products:
•	Power Smart Tower with iGo Green Technology – A tower-style surge protector that features four outlets with iGo Green Technology that reduce energy consumption, four “always on” outlets for devices requiring continuous power and two USB ports to conveniently charge mobile devices

•	Power Smart Wall with iGo Green Technology – A wall-mounted surge protector with two power outlets with iGo Green Technology and two “always on” outlets for devices requiring continuous power

•	Laptop Anywhere Charger with iGo Green Technology – An energy-saving charger that powers laptops and mobile devices at the same time from a wall, car or airplane power outlet
All three of these products feature iGo Green™ Technology, which is specifically designed to reduce energy consumption and virtually eliminate “Vampire Power.” Vampire Power (or standby power) results from the multitude of electronic devices that continue to consume power even when they are idle or shut-off, such as computers and printers.
Fourth Quarter Product Area Highlights
Revenue from the sale of power products for laptop computers and netbooks was $5.0 million in the fourth quarter of 2009, compared to $11.5 million in the same period of the prior year. The decline in revenue is primarily due to lower sales to private label distributors.
Revenue from the sale of power products for low-power mobile electronic devices (e.g. mobile phones, smart phones, MP3 players and digital cameras) was $4.7 million in the fourth quarter of 2009, compared with $6.0 million in the same period of the prior year. The decline in revenue is primarily due to lower sales to the retail channel.
Financial Highlights
Gross margin was 35.1% in the fourth quarter of 2009, compared to 27.9% in the fourth quarter of 2008. Excluding the operations of the divested business, gross margin was 32.7% in the fourth quarter of 2009, compared to 25.7% in the fourth quarter of 2008. The increase in gross margin is primarily due to a decline in sales to private label distributors.
Total selling, general and administrative expenses in the fourth quarter of 2009 were $4.3 million, compared with $6.2 million in the fourth quarter of 2008. Excluding the operations of the divested business, selling, general and administrative expenses were $3.6 million in the fourth quarter of 2009, compared to $5.3 million in the fourth quarter of 2008. The decline in selling, general and administrative expenses is primarily due to expense reductions made during the past year.
Excluding assets of the divested business, the Company’s balance sheet remained strong with $32.6 million in cash, cash equivalents, and short-term investments as of December 31, 2009.

iGo, Inc.

The Company continues to have no long-term debt and had a book value per share of $1.24 based on 32.4 million common shares issued and outstanding as of December 31, 2009.
Non-GAAP Financial Measures
Although the Company currently consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a leading provider of power management solutions, including eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates wasteful and expensive standby or “vampire” power that is generated from chargers continuing to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations that the Company will add more accounts in the future and that the Company’s business model will prove increasingly beneficial, including higher gross margins, as new accounts are added, and the belief that the Company can continue adding accounts and expanding its relationships with existing customers in the future. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, or substantial declines in orders from, any significant customers, most notably including RadioShack; the inability of the Company’s sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product

iGo, Inc.

introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of, or declines in, substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; increases in manufacturing or component costs; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
 (unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenue	$11,568	$19,564	$55,420	$77,146

Gross profit	4,059	5,465	18,359	22,592

Selling, engineering and administrative expenses	4,305	6,204	19,652	24,509

Loss from operations	(246)	(739)	(1,293)	(1,917)
Interest income (expense), net	24	105	127	773
Other income (expense), net	184	783	667	1,179
Litigation settlement income	—	—	—	672

Net income (loss) before income tax	(38)	149	(499)	707
Income tax benefit	234	—	234	—

Net income (loss)	196	149	(265)	707
Less: Net income attributable to non-controlling interest	(106)	(46)	(284)	(256)

Net income (loss) attributable to iGo, Inc.	$90	$103	$(549)	$451

Net income (loss) attributable to iGo, Inc. per share:
Basic	$0.00	$0.00	$(0.02)	$0.01
Diluted	$0.00	$0.00	$(0.02)	$0.01

Weighted avg common shares outstanding:
Basic	32,412	31,909	32,310	31,786
Diluted	33,921	34,509	32,310	34,394

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(000’s except per share data)
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income (loss) attributable to iGo, Inc. by product line:

	Three months ended			Three months ended
	December 31, 2009			December 31, 2008
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$9,919	$1,649	$11,568	$17,614	$1,950	$19,564

Gross profit	3,248	811	4,059	4,520	945	5,465

Selling, engineering and administrative expenses	3,568	737	4,305	5,307	897	6,204

Income (loss) from operations	(320)	74	(246)	(787)	48	(739)
Interest income (expense), net	15	9	24	91	14	105
Other income (expense), net	61	123	184	741	42	783

Net income (loss) before income tax	(244)	206	(38)	45	104	149
Income tax benefit	234	—	234	—	—	—

Net income (loss)	(10)	206	196	45	104	149
Less: Net income attributable to non-controlling interest	—	(106)	(106)	—	(46)	(46)

Net income (loss) attributable to iGo, Inc.	$(10)	$100	$90	$45	$58	$103

Net income (loss) attributable to iGo, Inc. per share as adjusted	$(0.00)	$0.00	$0.00	$0.00	$0.00	$0.00

Weighted avg common shares outstanding — diluted:	33,921	33,921	33,921	34,509	34,509	34,509
This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net income attributable to iGo, Inc. by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)
(unaudited)

	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$20,092	$26,139
Short-term investments	12,777	4,964
Accounts receivable, net	5,692	12,554
Inventories	6,612	4,353
Prepaid expenses and other current assets	411	527

Total current assets	45,584	48,537
Other assets, net	2,150	2,698

Total assets	$47,734	$51,235

LIABILITIES AND EQUITY

Liabilities, excluding deferred revenue	$5,535	$10,486
Deferred revenue	965	412

Total liabilities	6,500	10,898

iGo, Inc. common stockholders’ equity	40,310	39,697
Non-controlling interest	924	640

Total equity	41,234	40,337

Total liabilities and equity	$47,734	$51,235

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(000’s)
(unaudited)
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	December 31, 2009
	iGo	Mission Tech	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$19,776	$316	$—	$20,092
Short-term investments	12,777	—	—	12,777
Accounts receivable, net	5,109	608	(25)	5,692
Inventories	5,963	881	(232)	6,612
Prepaid expenses and other current assets	401	10	—	411

Total current assets	44,026	1,815	(257)	45,584
Other assets, net	2,151	1,363	(1,364)	2,150

Total assets	$46,177	$3,178	$(1,621)	$47,734

LIABILITIES AND EQUITY

Liabilities, excluding deferred revenue	$4,922	$645	$(32)	$5,535
Deferred revenue	914	51	—	965

Total liabilities	5,836	696	(32)	6,500

iGo, Inc. common stockholders’ equity	39,417	635	258	40,310
Non-controlling interest	924	1,847	(1,847)	924

Total equity	40,341	2,482	(1,589)	41,234

Total liabilities and equity	$46,177	$3,178	$(1,621)	$47,734

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents and short-term investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$19,776	$316	$—	$20,092
Short-term investments	12,777	—	—	12,777

Total cash, cash equivalents, short-term investments	$32,553	$316	$—	$32,869

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, and short-term investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
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